UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2014

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue, 30th Floor New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Equity Distribution Agreements

On September 19, 2014, Gramercy Property Trust Inc. (the “Company”) and its operating partnership, GPT Property Trust LP, entered into separate equity distribution agreements with RBC Capital Markets, LLC, BNY Mellon Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, JMP Securities LLC, Ladenburg Thalmann & Co. Inc. and SunTrust Robinson Humphrey, Inc. (each a “sales agent,” and collectively, the “sales agents”). In accordance with the terms of the equity distribution agreements, the Company may offer and sell shares of its common stock (the “Shares”) having an aggregate offering price of up to $100.0 million from time to time through the sales agents.

Sales of the Shares, if any, may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. The sales agents are not required, individually or collectively, to sell any specific number or dollar amount of Shares, but upon acceptance of a placement notice from the Company and subject to the terms and conditions of the applicable distribution agreement, each sales agent, if acting as agent, will use commercially reasonable efforts consistent with its normal trading and sales practices to sell Shares on the terms set forth in such placement notice.

Each sales agent will receive from the Company a commission that will not exceed, but may be lower than, 2.0% of the gross sales price of all Shares sold through it as sales agent under the applicable equity distribution agreement.

The Company may also sell some or all of the Shares to a sales agent as principal for its own account at a price agreed upon at the time of sale.

The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-194976), which became effective upon filing with the Securities and Exchange Commission on May 2, 2014, and a prospectus supplement dated September 19, 2014, as the same may be amended or supplemented.

The foregoing description of the equity distribution agreements does not purport to be complete and is qualified in its entirety by reference to the exhibits filed with this Current Report on Form 8-K.

Risk Factors

The Company is updating its “Risk Factors” with this report to provide additional information on risks or uncertainties that could affect the forward-looking statements in its Prospectus and Prospectus Supplements thereto:

As a result of our acquisition of Garrison Investment Group, L.P.’s 50% interests in GPT GIG BOA Portfolio Holdings, LLC and GPT GIG BOA Defeasance Pool Holdings LLC (the “Joint Venture Acquisition”), we have reduced diversification in number of investments and increase our dependence on individual investments.

Nearly 100% of the properties in the Bank of America Portfolio are leased to Bank of America. The rent generated from these properties represents a significant portion of our rental income. Due to the completion of the Joint Venture Acquisition, the cash flow generated from these properties now represents an even greater portion of our cash flow and decreases our overall diversification. If Bank of America defaults or is otherwise unable to perform under its lease obligations, it would negatively impact our cash flows and overall financial condition. Additionally, because Bank of America operates in the financial services industry, any disruptions in the financial markets or downturns in the financial services industry could cause us to experience higher rates of lease default or terminations than we otherwise would if our tenant base was more diversified.

We may be required to reimburse tenants for overpayments of estimated operating expenses.

Under certain of our leases, including the lease for the Bank of America Portfolio, tenants pay us as additional rent their proportionate share of the costs we incur to manage, operate and maintain the buildings and properties where they rent space. These leases often limit the types and amounts of expenses we can pass through to our tenants and allow the tenants to audit and contest our determination of the operating expenses they are required to pay. Given the complexity of certain additional rent calculations, tenant audit rights under large portfolio leases can remain unresolved for several years. The tenant under the Bank of America Portfolio lease, for example, is still auditing certain categories of operating expenses for the 2007 and subsequent lease years. If as a result of a tenant audit it is determined that we have collected more additional rent than we are permitted to collect under a lease, we must refund the excess amount back to the tenant and may also be required to reimburse the tenant for its audit costs. Such unexpected reimbursement payments could materially adversely affect our financial condition and results of operations.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
1.1	Form of Equity Distribution Agreement, dated as of September 19, 2014, by and among Gramercy Property Trust Inc., GPT Property Trust LP and each sales agent.

5.1	Opinion of Venable LLP.

8.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Venable LLP (contained in Exhibit 5.1).

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8.1).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2014	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Equity Distribution Agreement, dated as of September 19, 2014, by and among Gramercy Property Trust Inc., GPT Property Trust LP and each sales agent.

5.1	Opinion of Venable LLP.

8.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Venable LLP (contained in Exhibit 5.1).

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8.1).